UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/17/2009

ANESIVA, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50573

Delaware	77-0503399
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

650 Gateway Boulevard
South San Francisco, CA 94080
(Address of principal executive offices, including zip code)

(650) 624-9600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

Derivative Action

On March 17, 2009, a derivative complaint, filed in the Court of Chancery of the State of Delaware, by Andrew Lambert, an alleged stockholder, purportedly on behalf of Anesiva, against Anesiva, as a nominal defendant, Anesiva's chief executive officer, certain members of Anesiva's board of directors and certain stockholders of Anesiva affiliated with the directors relating to the financing transaction we completed in January 2009, was served on the Company. On January 20, 2009, we entered into a securities purchase agreement (the "Investor Agreement") with Sofinnova Venture Partners VII, L.P., Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Alta Partners VIII, LP, CMEA Ventures VII, L.P., CMEA Ventures VII (Parallel), L.P., InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP (each an "Investor" and together the "Investors"), where we agreed to sell and issue securities for a total principal amount of up to $7.0 million, subject to the terms and conditions set forth in the Investor Agreement. A description of the material terms of the Investor Agreement and the securities was previously disclosed under Item 1.01 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 23, 2009, and is incorporated by reference herein.

The derivative complaint was brought by a stockholder of the company purportedly on behalf of the company. The complaint alleges, among other things, that the defendants breached their fiduciary duties by causing Anesiva to enter into the Investor Agreement. The plaintiff is seeking, among other things, a judgment voiding provisions of the Investor Agreement that require us to pay the Investors who are party to the Investor Agreement seven times the amount of the outstanding principal amount of the securities purchased in the financing in the event of a change of control.

Although the ultimate outcome of these matters cannot be determined with certainty, company management believes that the complaint is without merit. We intend to vigorously defend against this lawsuit.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANESIVA, INC.

Date: March 20, 2009	By:	/s/ John H. Tran
John H. Tran
Vice President, Finance